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                               EXHIBIT (3)(b)(1)


                              AMENDMENT TO BYLAWS

                             DATED JANUARY 24, 1995



         "Resolved, that Article III of the Bylaws of this corporation shall be, and is hereby amended so that the hereafter specified sections shall read as follows:

         Section 2. Chairman. There shall be a chairman of the Board of Directors elected annually by the directors.

         Section 3. Executive Committee. There is hereby established an Executive Committee of the Board of Directors which shall consist of the chairman of the Board of Directors, who shall serve as chairman of the Executive Committee, along with two other members of the Board of Directors, nominated by the Chairman, who shall be subject to ratification by the Board of Directors. The Executive Committee shall have and may exercise all the authority of the Board of Directors, save and except such authority as is expressly reserved to the full Board of Directors by the Mississippi Business Corporation Law."





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